As filed with the Securities and Exchange Commission on February 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE NEW YORK TIMES COMPANY

(Exact name of Registrant as specified in its charter)

New York	2711	13-1102020
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

620 Eighth Avenue New York, New York 10018 (212) 556-1234

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

KENNETH A. RICHIERI, ESQ.

Senior Vice President and General Counsel

The New York Times Company

620 Eighth Avenue

New York, New York 10018

(212) 556-1234

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

HOWARD A. KENNY, ESQ.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Fax: (212) 309-6001

Approximate date of commencement of proposed offer of securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6.625% Senior Notes due 2016	$225,000,000	100%	$225,000,000	$26,123

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 22, 2011

PROSPECTUS

Offer to Exchange

$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016

For

$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016 registered under the Securities Act of 1933, as amended

We are offering to exchange all of our outstanding 6.625% Senior Notes due 2016 that were issued in a private placement on November 4, 2010, and which we refer to as the “old notes,” for an equal aggregate amount of our 6.625% Senior Notes due 2016, which have been registered with the Securities and Exchange Commission (the “SEC”) and which we refer to as the “exchange notes.” We refer to the old notes and the exchange notes collectively as the “notes.” If you participate in the exchange offer, you will receive registered 6.625% Senior Notes due 2016 for your old 6.625% Senior Notes due 2016 that are properly tendered. The terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes bear a different CUSIP number than the old notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2011, unless extended.

We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the SEC and no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

We will not receive any cash proceeds from the exchange offer.

There is no active trading market for the notes and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 9 of this prospectus and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, which is incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in the exchange offer for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financials statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this entire prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 9 of this prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, which is incorporated by reference herein.

Unless the context otherwise requires or as otherwise indicated, when we refer to “The New York Times Company,” we mean the corporation by that name, and when we refer to the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean The New York Times Company and its consolidated subsidiaries.

Our Company

The New York Times Company is a diversified media company that currently includes newspapers, digital businesses, investments in paper mills and other investments.

We classify our businesses based on our operating strategies into the following two reportable segments:

•

The News Media Group, consisting of The New York Times Media Group, which includes The New York Times, the International Herald Tribune, NYTimes.com and related businesses; the New England Media Group, which includes The Boston Globe, Boston.com, the Worcester Telegram & Gazette, Telegram.com and related businesses; and the Regional Media Group, which includes 14 daily newspapers in Alabama, California, Florida, Louisiana, North Carolina and South Carolina, their Web sites, other print publications and related businesses.

•	The About Group, consisting of the Web sites of About.com, ConsumerSearch.com, UCompareHealthCare.com and CalorieCount.com and related businesses.

Additionally, we own equity interests in a Canadian newsprint company; a supercalendered paper manufacturing partnership in Maine; Metro Boston LLC, which publishes a free daily newspaper in the greater Boston area; and quadrantONE LLC, which is an online advertising network that sells bundled premium, targeted display advertising onto local newspaper and other Web sites.

We also own a 16.57% interest in New England Sports Ventures, LLC, doing business as Fenway Sports Group, which owns the Boston Red Sox baseball club; Liverpool Football Club (a soccer team in the English Premier League); approximately 80% of New England Sports Network (a regional cable sports network that televises the Red Sox and Boston Bruins hockey games); and 50% of Roush Fenway Racing (a leading NASCAR team). In the second quarter of 2010, we sold 50 of our units in Fenway Sports Group, and we are exploring the sale of our remaining 700 units, in whole or in parts.

Corporate Information

We were incorporated on August 26, 1896 under the laws of the State of New York. Our principal executive office is at 620 Eighth Avenue, New York, NY 10018 and our telephone number is (212) 556-1234. Our Web site is http://www.nytco.com. Information on our Web site is not incorporated by reference into this prospectus and therefore is not part of this prospectus.

Summary of the Terms of the Exchange Offer

The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the exchange offer, you should read the discussions under the heading “The Exchange Offer.”

Exchange Notes	$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016. The terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes bear a different CUSIP number than the old notes.

Old Notes	$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016, which were issued in a private placement on November 4, 2010.

The Exchange Offer	We are offering to exchange the exchange notes for a like principal amount of the old notes.

In the exchange offer, we will exchange registered 6.625% Senior Notes due 2016 for old 6.625% Senior Notes due 2016.

We will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2011. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

In order to be exchanged, an outstanding old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016 outstanding. We will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Registration Rights Agreement	In connection with the private placement of the old notes, we entered into a registration rights agreement with Barclays Capital Inc., as initial purchaser. Under the registration rights agreement, you are entitled to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable exchange notes in the exchange offer or you are ineligible to participate in the exchange offer, provided that you indicate that you wish to have your old notes registered under the Securities Act.

Resales of the Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

(1)	you are acquiring the exchange notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

(3)	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

(4)	you are not our “affiliate” as that term is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with this exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you are an affiliate of ours, or are engaging in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its old notes directly from us, in the absence of an exemption therefrom,

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate any applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes	The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes that are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you wish to exchange your old notes for exchange notes pursuant to the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the expiration of the exchange offer, either:

•

a computer-generated message transmitted through DTC’s Automated Tender Offer Program system (“ATOP”) and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•

a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your old notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below.

By delivering a computer-generated message through DTC’s ATOP system, you will represent to us, as set forth in the letter of transmittal, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date for the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The exchange notes to be issued to you in an exchange offer will be delivered promptly following the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights	You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate or properly tender your old notes in the exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•

you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Federal Income Tax Consequences	Your exchange of old notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	The New York Times Company.

Notes Offered	$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016.

Maturity Date	The exchange notes will mature on December 15, 2016.

Interest Rate	The exchange notes bear interest at a rate of 6.625% per annum, accruing from the issue date of the notes.

Interest Payment Dates	Interest on the exchange notes is payable on June 15 and

December 15 of each year, beginning on June 15, 2011.

Ranking	The exchange notes are our senior unsecured obligations and:

•	rank senior in right of payment to any of our existing and future obligations that are by their terms expressly subordinated or junior in right of payment to the exchange notes; and

•	rank equally in right of payment with all our existing and future unsubordinated obligations.

The exchange notes are not guaranteed by any of our subsidiaries and as such are effectively subordinated to any obligations of our subsidiaries, including trade payables.

As of December 26, 2010, we and our subsidiaries had total debt of $996.4 million ($597.0 million net of cash, cash equivalents and short-term investments), $6.7 million of which was debt in respect of capital lease obligations incurred by subsidiaries and the remainder of which was unsecured debt incurred by us and not guaranteed by any subsidiaries.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time, at a price equal to 100% of the principal amount of the exchange notes redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium. See “Description of Exchange Notes—Optional Redemption.”

Change of Control	If we experience specific kinds of changes of control, we will make an offer to purchase all of the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes—Repurchase of Notes Upon a Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other equity distributions;

•	agree to any restrictions on the ability of our restricted subsidiaries to make payments to us;

•	create liens on certain assets to secure debt;

•	make certain investments;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	engage in sale and leaseback transactions.

If certain conditions are met, including that during such time the exchange notes maintain an investment grade rating, certain covenants described above will not be applicable to the exchange notes. The covenants above are also subject to a number of other important limitations and exceptions. See “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding old notes, the terms of which are identical in all material respects to the exchange notes. The outstanding old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer. See “Use of Proceeds.”

No Public Market; No Listing	The exchange notes are new securities for which there is no active trading market and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system. Although the initial purchaser has informed us that it intends to make a market in the notes, it is not obligated to do so and may discontinue market-making at anytime without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” beginning on page 9 for a discussion of certain factors you should consider in evaluating an investment in the exchange notes.

For additional information regarding the exchange notes, see the “Description of Exchange Notes” section of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, which is incorporated herein by reference, as well as all other information contained or incorporated by reference in this prospectus before participating in the exchange offer.

Risks Related to the Exchange Notes

Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the exchange notes and our other indebtedness.

Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the exchange notes and our other indebtedness. Our leverage could have important consequences for our creditors, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our credit facility, may be at variable rates of interest;

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the exchange notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the exchange notes and the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•

limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, contributions to pension plans, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who may be less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Despite our high indebtedness level, we and our subsidiaries are still able to incur significant additional amounts of debt, which could further exacerbate the risks we face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the exchange notes and the terms of our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the exchange notes does not prevent us from incurring obligations that do not constitute indebtedness under the indenture.

We and our subsidiaries may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. As a result, we may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. In addition, because our subsidiaries conduct a portion of our operations, repayment of our indebtedness is dependent, to a certain extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us. While the indenture governing the exchange notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to a number of qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the exchange notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. See “—Changes in our credit rating could adversely affect the market price or liquidity of the exchange notes” and “—If the exchange notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and the holders of the exchange notes will lose the protection of these covenants.”

The exchange notes will be structurally subordinated to indebtedness of our subsidiaries, partnerships and other entities in which we have made investments.

The exchange notes will not be guaranteed by any of our subsidiaries, partnerships and other entities in which we have made investments, and accordingly, will be structurally subordinated to indebtedness and other liabilities of these entities. These subsidiaries, partnerships and other entities are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of these subsidiaries, partnerships and other entities in the event of a bankruptcy or upon their liquidation or reorganization, and the consequent rights of holders of the exchange notes to realize proceeds from the sale of any of those subsidiaries’, partnerships’ and other entities’ assets, will be effectively subordinated to the claims of those subsidiaries’, partnerships’ and other entities’ creditors, including trade creditors and holders of any preferred equity interests of those subsidiaries, partnerships and other entities.

As of December 26, 2010, we and our subsidiaries had total debt of $996.4 million ($597.0 million net of cash, cash equivalents and short-term investments), $6.7 million of which was debt in respect of capital lease obligations incurred by subsidiaries and the remainder of which was unsecured debt incurred by us and not guaranteed by any subsidiaries.

The exchange notes will not be secured by any of our assets and any secured creditors would have a prior claim on our assets and assets of the guarantors.

The exchange notes will not be secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the exchange notes. If we become insolvent or are liquidated, the holders of secured debt, judgment creditors and other lienholders will have a prior claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of the exchange notes can be satisfied.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount plus accrued and unpaid interest to the purchase date. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control and repay any other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. In order to avoid the obligations to repurchase the exchange notes, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the exchange notes, constitute a “change of control” that would require us to repurchase the exchange notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the exchange notes. See “Description of Exchange Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to avoid the exchange notes and to require note holders to return payments received from us.

Our creditors could challenge the issuance of the exchange notes as fraudulent conveyances or on other grounds. Under the United States Bankruptcy Code and similar provisions of state fraudulent transfer laws, the issuance of notes could be avoided (that is, cancelled) as a fraudulent transfer if a court determined that the issuer, at the time it issued the notes:

•	issued the notes with the intent to hinder, delay or defraud its existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the delivery of the notes and if the issuer:

•	was insolvent or rendered insolvent at the time it issued the notes;

•	was engaged in a business or transaction for which the issuer’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

If the exchange notes were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the exchange notes would be unenforceable to the extent of such avoidance or limitation. Moreover, the court could order you to return any payments previously made by us.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the sum of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the exchange notes.

If the exchange notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and the holders of the exchange notes will lose the protection of these covenants.

The indenture governing the exchange notes contains certain covenants that will be suspended and cease to have any effect from and after the first date when the exchange notes are rated investment grade by both Standard & Poor’s and Moody’s. See “Description of Exchange Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt and to enter into certain types of transactions. Because these restrictions would not apply to the exchange notes at any time that the exchange notes are rated investment grade, the holders of the exchange notes would not be able to prevent us from incurring substantial additional debt, paying dividends or making other restricted payments. If after these covenants are suspended, Standard & Poor’s or Moody’s were to downgrade their ratings of such notes to a non-investment grade level, the covenants would be reinstated and the holders of the note would again have the protection of these covenants. However, any liens or indebtedness incurred or other transactions entered into during such time as the exchange notes were rated investment grade would be permitted to remain in effect.

Changes in our credit rating could adversely affect the market price or liquidity of the exchange notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes. A negative change in our ratings or the ratings on the exchange notes could have an adverse effect on the price of the exchange notes.

Risks Related to the Exchange Offer

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” Because we anticipate that most holders of the old notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding old notes at maturity. Further, following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, and such notes will continue to be subject to certain transfer restrictions.

You may find it difficult to sell your exchange notes because there is no active trading market for the exchange notes.

The exchange notes are new securities for which there is no active trading market and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system. Although the initial purchaser has informed us that it intends to make a market in the notes, it is not obligated to do so and may discontinue market-making at anytime without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Furthermore, the market for non-investment grade debt has historically been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes that it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender such notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that relate to future events or our future financial performance. We may also make written and oral forward-looking statements in our SEC filings and otherwise. We have tried, where possible, to identify such statements by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon our then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. You should bear this in mind as you consider forward-looking statements. Factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results include those described in the section titled “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement under the Securities Act relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public from the SEC’s Web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 filed with the SEC on February 22, 2011; and

•

all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission file number 1-5837), after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the exchange notes described in this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement made in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement made in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, at no cost, by writing or telephoning us at the following address:

The New York Times Company

620 Eighth Avenue

New York, NY 10018

(212) 556-1234

http://www.nytco.com

Attn: Office of the Secretary

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued the old notes in a private placement on November 4, 2010. The old notes were issued, and the exchange notes will be issued, under an indenture, dated as of November 4, 2010, between us and Wells Fargo Bank, National Association, as trustee. In connection with the private placement, we entered into a registration rights agreement, which requires that we file this registration statement under the Securities Act with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and, except as set forth below, you may reoffer and resell them without registration under the Securities Act. After we complete the exchange offer, our obligation to register the exchange of exchange notes for old notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may reoffer, resell or otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act. This interpretation, however, is based on your representation to us that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

•	you are not our “affiliate” as that term is defined in Rule 405 under the Securities Act.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in order to reoffer, resell or otherwise transfer your exchange notes. Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the private notes.

If you will not receive freely tradeable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect to have your old notes registered on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering” below.

Consequences of Failure to Exchange

If you do not participate or properly tender your old notes in this exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•

you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

•

you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes bear a different CUSIP number than the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes.

As of the date of this prospectus, $225,000,000 aggregate principal amount of the old notes were outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the private notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes if and when we have given oral (any such oral notice to be promptly confirmed in writing) or written notice of our acceptance to Wells Fargo Bank, National Association, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates, if any, for any unaccepted old notes, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

You will not be required to pay brokerage commissions or fees or transfer taxes, except as set forth below under “—Transfer Taxes,” with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendment

The expiration date for the exchange offer will be 5:00 p.m., New York City time, on                     , 2011, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we will give oral (any such oral notice to be promptly confirmed in writing) or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion:

•

to accept tendered notes after the expiration of the exchange offer and the settlement of the exchange offer with respect to tendered notes, and/or extend the exchange offer with respect to untendered notes, subject to applicable legal requirements;

•

to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral (any such oral notice to be promptly confirmed in writing) or written notice of such delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act, to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering

Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to Wells Fargo Bank, National Association, as the exchange agent, prior to the expiration date. In addition:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration date;

•

a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.

If you tender an old note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•

old notes tendered in the exchange offer are tendered either by a registered holder who has not completed the box titled “Special Registration Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal or for the account of an eligible institution; and

•	the box titled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

In all cases, the issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes being tendered by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

The DTC’s ATOP system is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange for exchange notes, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of ATOP and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•

a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described above must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	you tender through an eligible financial institution;

•

on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•

the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering;

•

a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent;

•	the certificates for all certificated old notes being tendered, in proper form, for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission of or, for DTC participants, an electronic ATOP transmission of, the notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amounts of the old notes to be withdrawn;

•

be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any tendered old notes, if, at the time the notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed Wells Fargo Bank, National Association, as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, as Exchange Agent

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:

WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480

WELLS FARGO BANK,

NATIONAL ASSOCIATION

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By Facsimile Transmission:

(for Eligible Institutions Only)

(612) 667-6282

For Information or Confirmation by

Telephone:

(800) 344-5128

WELLS FARGO BANK, NATIONAL ASSOCIATION 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $75,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder of old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding old notes, the terms of which are substantially identical in to the exchange notes. The outstanding old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges for the periods presented. The following table should be read in conjunction with our consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, which is incorporated by reference herein.

	For the Years Ended
	December 26, 2010	December 27, 2009		December 28, 2008		December 30, 2007		December 31, 2006
Ratio of earnings to fixed charges	2.78	—	(1)	—	(1)	3.14	(2)	—	(1)

(1)	In 2009, 2008 and 2006, earnings were inadequate to cover fixed charges by approximately $16 million, $56 million and $579 million, respectively, due to certain charges in each year.
(2)	Our policy is to classify interest expense recognized on uncertain tax positions as income tax expense. We have excluded interest expense recognized on uncertain tax positions from the Ratio of Earnings to Fixed Charges.

DESCRIPTION OF EXCHANGE NOTES

We issued the old notes, and will issue the exchange notes, under an indenture, dated as of November 4, 2010 (the “Indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Exchange Notes,” references to the notes include the old notes and the exchange notes. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of the notes.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “Issuer,” “we,” “us” and “our” refer only to The New York Times Company and not to any of its subsidiaries.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The notes:

•	are general senior unsecured obligations of the Issuer;

•	are pari passu in right of payment to all existing and future unsecured senior Indebtedness of the Issuer;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuer; and

•	are structurally subordinated to, which means they rank effectively behind, the Indebtedness and other liabilities of all subsidiaries of the Issuer.

The Issuer conducts certain of its operations through its subsidiaries and, therefore, the Issuer depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. None of the subsidiaries of the Issuer have guaranteed the notes. As a result, the notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Issuer’s subsidiaries. Any right of the Issuer to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that the Issuer is itself recognized as a creditor of the subsidiary, in which case the claims of the Issuer would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Issuer. See “Risk Factors—The exchange notes will be structurally subordinated to indebtedness of our subsidiaries, partnerships and other entities in which we have made investments.”

As of the Issue Date, all of the Issuer’s subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer is permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Issuer issued the old notes in an aggregate principal amount of $225.0 million. The Issuer may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Issuer will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on December 15, 2016.

Interest on the notes accrues at a rate of 6.625% per annum and is payable semi-annually in arrears on June 15 and December 15, beginning June 15, 2011. The Issuer will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The Trustee is currently acting as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

Optional Redemption

The notes are redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate and 50 basis points, in each case, plus accrued interest to but not including the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (which may be the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase notes on the date (such date, the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its subsidiaries taken as a whole to another Person or group may be uncertain.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

Beginning on the date that:

(1)	the notes have an Investment Grade Rating; and

(2)	no Default or Event of Default shall have occurred and be continuing,

and ending on the date (the “Reversion Date”) that either Rating Agency ceases to have Investment Grade Ratings on the notes (such period of time, the “Suspension Period”), the following covenants will no longer be applicable to the notes:

(1)	“—Restricted Payments”;

(2)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”; and

(4)	clause (4) of the covenant listed under “—Mergers and Sales of Assets,”

and the definition of “Principal Property” will be amended by the deletion of clause (ii) thereof.

During a Suspension Period, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be deemed to have been Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments under the first paragraph of “—Restricted Payments”, calculations under such covenant shall be made as though such covenant had been in effect during the entire Suspension Period. For purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” any agreement entered into during the Suspension Period, will be deemed to have been in existence on the Issue Date. For purposes of the covenant described under “—Limitation on Liens,” any Lien granted on assets described in clause (ii) of the definition of “Principal Property” will be deemed to have been in existence on the Issue Date.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, or any Restricted Subsidiary may issue shares of Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended Four Quarter Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such Four-Quarter Period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the incurrence by the Issuer of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer thereunder) not to exceed $200.0 million;

(2)	the incurrence by the Issuer and any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuer of Indebtedness represented by the notes to be issued on the Issue Date (or any exchange notes issued in exchange therefor) and any guarantee thereof by a Restricted Subsidiary;

(4)	Indebtedness of the Issuer and any of its Restricted Subsidiaries (including Capital Lease Obligations and Acquired Debt) incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the Issuer and its Restricted Subsidiaries, including, without limitation, the acquisition of assets subject to operating leases or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the Issuer and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (4), may not exceed $50.0 million at any one time outstanding;

(5)	the incurrence by the Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), or (5) of this paragraph;

(6)	the incurrence by the Issuer and any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

a.	if the Issuer is an obligor on such Indebtedness and the payee is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

b.	(i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Issuer and any of its Restricted Subsidiaries of non-speculative Hedging Obligations;

(8)	the guarantee by the Issuer of Indebtedness of a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn (except in the case of daylight overdrafts) against insufficient funds, so long as such Indebtedness is covered within five business days;

(10)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from performance bonds, bid bonds, bankers’ acceptances, workers’ compensation, health, disability or other employee benefit claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) incurred in the ordinary course of business;

(11)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from indemnities or other similar obligations in respect of purchase price adjustments in connection with the disposition of property or assets;

(12)	guarantees by a Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary permitted to be incurred pursuant to this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(13)	the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $50.0 million.

The Issuer will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the Issue Date was deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness and cannot be so reclassified.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(b)	dividends or distributions by a Restricted Subsidiary payable to the Issuer or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, other than the purchase, repurchase, redemption, defeasance or other acquisition of such Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer is able to Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (5), (6), (7), (8), (9), (11), (12), (13) and (14) of the next succeeding paragraph) would not exceed the sum of, without duplication:

(i)	the excess of (A) the Issuer’s cumulative EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (B) 140% of the Issuer’s Consolidated Interest Expense, each determined for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Issuer or a Restricted Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(iii)	the amount by which Indebtedness of the Issuer and its Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange of any Indebtedness of the Issuer or its Restricted Subsidiaries issued subsequent to the Issue Date for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer upon such conversion or exchange);

(iv)	100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made after the Issue Date and redemptions and repurchases of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Issuer and its Restricted Subsidiaries and releases of Guarantees that constitute Restricted Investments by the Issuer and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to clause (10) of the next succeeding paragraph);

(v)	100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Issuer or its Restricted Subsidiaries from the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); and

(vi)	to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Issuer merges into or consolidates with the Issuer or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary, as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Obligations or any Restricted Investment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than (x) Disqualified Stock and (y) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(3)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, that, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(5)	the purchase, repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Issuer held by any existing or former employees, management or directors of or consultants to the Issuer or any Subsidiary of the Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Issuer; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year, although such amount in any calendar year (with any unused amounts in any year being available in succeeding years) may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to existing or former employees or members of management of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in the clauses (a) and (b) of this clause (5);

(6)	the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer issued after the Issue Date in accordance with the terms of the Indenture;

(7)	repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

(8)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations at a purchase price not greater than 101% of the principal amount of (plus accrued and unpaid interest on) such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of control” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made a Change of Control Offer under the Indenture and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer;

(9)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or other exchanges of securities of the Issuer or a Restricted Subsidiary in exchange for Capital Stock of the Issuer;

(10)	other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (10) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of amounts included in clause (c)(i) of the preceding paragraph)) not to exceed $25.0 million;

(11)	the purchase of fractional shares of Capital Stock of the Issuer arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

(12)	in connection with any acquisition by the Issuer or any of its Subsidiaries, the receipt or acceptance of the return to the Issuer or any of its Restricted Subsidiaries of Capital Stock of the Issuer constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations),

(13)	the distribution of rights pursuant to any stockholder rights plan or redemption of such for nominal consideration in accordance with the terms of any stockholder rights plan; or

(14)	payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary;

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (5), (6) and (10) no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in good faith by the Issuer.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be made pursuant to the first paragraph thereof, the Issuer will be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

If the Issuer or any Restricted Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under the first paragraph of this covenant or any other provision of this covenant or the definition of Permitted Investment (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Restricted Subsidiary.

Limitations on Liens

(a) The Issuer may not, nor may the Issuer permit any Significant Subsidiary to, issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon any Principal Property or on any shares of stock or Indebtedness of any Significant Subsidiary, whether such property, shares of stock or Indebtedness is owned at the Issue Date or thereafter acquired, without providing that the notes shall be secured equally and ratably with or, at our option, prior to such Indebtedness. This restriction will not apply to:

1)	Liens existing on Issue Date;

2)	Liens on property, shares of stock or indebtedness of or guaranteed by any corporation or other entity existing at the time such corporation or other entity becomes a Significant Subsidiary; provided, however, that the Lien is not created, incurred or assumed in connection with, or in contemplation of, that entity becoming a Significant Subsidiary and does not extend to any other principal property;

3)

Liens on property existing at the time of its acquisition, or Liens on property that secure the payment of the purchase price of that property, or Liens on property that secure Indebtedness that is incurred or guaranteed in compliance with the covenant set forth under “—Incurrence of Indebtedness and Issuance of Preferred Stock” for the purpose of financing the purchase price of that property or the construction of that property, including Liens on existing property that secure Indebtedness for improvements to that existing property, which Indebtedness is incurred or guaranteed within one year after the acquisition or completion of such construction or commencement of full operation of that property;

4)	Liens securing Indebtedness borrowed by a Significant Subsidiary that is owed to the Issuer or any of its Wholly Owned Subsidiaries;

5)	Liens on property of a corporation or other entity existing at the time that entity is merged into or consolidated with the Issuer or a Significant Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other entity as an entirety or substantially as an entirety by us; provided that such Lien is not created, incurred or assumed in connection with, or in contemplation of, that merger, consolidation, purchase, lease or other acquisition and does not extend to any other Principal Property;

6)	Liens in favor of the United States or any individual state or any of their agencies, instrumentalities or political subdivisions in favor of any other country or any of its political subdivisions, to secure progress, advance or other payments pursuant to any contract with that entity or any statute of the United States or any individual state;

7)	Liens in favor of the Trustee; or

8)	any extension, renewal or replacement, in whole or in part, of any Lien referred to in the foregoing clauses, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property, and its improvements or, that secured the Lien extended, renewed or replaced.

(b) Notwithstanding the foregoing, the Issuer or one or more of its Significant Subsidiaries may, without securing the notes, issue, assume or guarantee secured Indebtedness, which would otherwise be subject to the foregoing restrictions, provided that, after issuing, assuming or guaranteeing that Indebtedness, the aggregate amount of all such Indebtedness then outstanding, not including secured Indebtedness permitted under the foregoing exceptions, at such time does not exceed 20% of the Issuer’s Stockholders’ Equity as shown on its consolidated financial statements as of the end of the fiscal year next preceding the date of determination.

Limitations on Sale and Leaseback Transactions

The Issuer will not, and will not permit any of its Significant Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor, or to which any lender or investor is a party, providing for the leasing by the Issuer or any of its Significant Subsidiaries for a period, including renewals, in excess of three years of any Principal Property that has been owned by the Issuer or any of its Significant Subsidiaries for more than six months and that has been or is to be sold or transferred by the Issuer or any of its Significant Subsidiaries to that lender or investor or to any person to whom funds have been or are to be advanced by that lender or investor on the security of that principal property unless either:

1)	the Issuer or the applicable Significant Subsidiary would be entitled to issue, assume or guarantee Indebtedness secured by the property involved at least equal in amount to the amount of Attributable Debt in respect of such transaction without equally and ratably securing the notes; provided that the Attributable Debt will be deemed to be debt subject to the provisions of the covenant described under “Limitations on Liens”; or

2)	an amount equal to such Attributable Debt is applied to the retirement of the Issuer’s Indebtedness or Indebtedness of a Significant Subsidiary having a remaining maturity of one year or more and which is not subordinated to the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

3)	transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the Indenture and the notes;

(3)	restrictions in other Indebtedness incurred in compliance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided such restrictions, taken as a whole, are not materially more restrictive than those contained in the agreements described above;

(4)	applicable law, rule, regulation or order;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations or mortgage financings that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement or instrument governing Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)

restrictions with respect to any Person or to property or assets of any Person at the time such Person is acquired by the Issuer or any Restricted Subsidiary, or with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions are not applicable to any other Person or the property or assets of any other Person and were not put in place in anticipation of such event, and any extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions and the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced; and

(13)	customary restrictions with respect to a joint venture pursuant to the terms of the applicable joint venture agreement and applicable only to the Person that is a party thereto.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Issuer will furnish to the holders of notes or cause the Trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations (and if the Issuer is not subject to such reporting requirements, the time period shall be those specified for non-accelerated filers):

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer was required to file such reports; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer was required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. In addition, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports, or links to such reports, on the Issuer’s Web site within those time periods.

If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraph on the Issuer’s Web site within the time periods that would apply if the Issuer was required to file those reports with the Commission.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no obligation to determine whether or not the Issuer shall have made such filings.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

In addition, the Issuer agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Mergers and Sales of Assets

The Issuer will not merge or consolidate with or into another person or transfer or lease its assets substantially as an entirety to another person, and another person may not merge or consolidate with or into the Issuer or transfer or lease its assets substantially as an entirety to the Issuer unless:

1)	either the Issuer is the continuing company, or the successor company, if other than the Issuer, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the notes;

2)	immediately after giving effect to the transaction, there would not be any Default or Event of Default;

3)	if, as a result of the transaction, property of the Issuer would become subject to a Lien that would not be permitted under the covenant “—Limitation on Liens,” the Issuer would be required to secure the notes equally and ratably with the Indebtedness secured by the Lien; and

4)	the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Defaults

The Indenture provides that each of the following will constitute an “Event of Default”:

1)	default for 30 days in payment of interest upon any Note;

2)	default in payment of principal or premium, if any, on any Note;

3)	default, for 90 days after notice, in the performance of any other covenant in the Indenture;

4)	failure by the Issuer or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $35.0 million;

5)	certain events of bankruptcy or insolvency.

If an Event of Default should occur and be continuing, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable. Holders of a majority in aggregate principal amount of the Notes then outstanding will be entitled to control certain actions of the Trustee under the Indenture and to waive past Defaults. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Notes, unless one or more of such holders of Notes shall have offered to the Trustee security or indemnity satisfactory to it.

If an Event of Default occurs and is continuing, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its compensation and expenses incurred prior to any payments to holders of the Notes.

The right of any holder of Notes to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s Note when due) will be subject to certain conditions precedent, including a written notice to the Trustee by such holder of the occurrence of one or more Events of Default, a request to the Trustee by the holders of not less than 25% in aggregate principal amount of the Notes then outstanding to take action and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing.

Satisfaction and Discharge

The Indenture and any guarantees will be discharged and will cease to be of further effect as to all outstanding Notes when:

(a)	either (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation, or (2) all Notes not delivered to the Trustee for cancellation otherwise (x) have become due and payable, (y) will become due and payable, or may be called for redemption, within one year or (z) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of Notes, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)	we have paid all other sums payable by us under the Indenture, and

(c)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors (if any) discharged with respect to the outstanding notes (“Legal Defeasance”). Legal Defeasance means that we and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Subsidiary Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Subsidiary Guarantees, except as to:

(a)	rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(b)	our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(c)	the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith, and

(d)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors (if any) released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy events no longer apply. We may exercise our Legal Defeasance option regardless of whether we have previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)	we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(b)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(i)	we have received from, or there has been published by the Internal Revenue Service, a ruling, or

(ii)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(c)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(d)	no Default shall have occurred and be continuing on the date of such deposit,

(e)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound,

(f)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of Notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others, and

(g)	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (a) through (f) and, in the case of the opinion of counsel, clauses (b) and/or (c) and (e) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of the Subsidiary Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, without the consent of the holders of Notes, to, among other things, issue additional notes under the Indenture, comply with the terms of the TIA, add Subsidiary Guarantors (or release Subsidiary Guarantors from their Subsidiary Guarantees in accordance with the Indenture), cure any ambiguity, defect or inconsistency in the Indenture or the Notes, comply with the covenant described above under “—Mergers and Sales of Assets”, evidence and provide for the acceptance of an appointment by a successor trustee, provide for uncertificated notes in addition to or in place of certificated notes, make any other change that does not materially adversely affect any holder, and conform any provision of the Indenture to this “Description of Exchange Notes” to the extent such provision in the Indenture was intended to be a verbatim recitation of a provision of this “Description of Exchange Notes” by one or more supplemental indentures. With the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we may modify the Indenture or any supplemental Indenture or the rights of the holders of the Notes; provided that no such modification will:

1)	extend the maturity of the notes, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal payable on any date, change the coin or currency in which principal of or any premium or interest on any notes are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each note, or

2)	reduce the aforesaid percentage of notes, the consent of the holders of which is required for any such modification without the consent of the holders of all notes then outstanding, or

3)	modify without the written consent of the Trustee the rights, duties or immunities of the Trustee.

Concerning the Trustee under the Indenture

We have and may continue to have banking and other business relationships with the Trustee, or any subsequent trustee, in the ordinary course of business.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, stockholder or Affiliate of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Attributable Debt” means as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that person under that lease during the remaining primary term thereof or any renewal terms for which the lease may be extended at the option of the lessor, discounted from the respective due dates to that date at a rate per annum equal to the prevailing market interest rate, at the time the lease was entered into, on United States Treasury obligations having a maturity substantially the same as the average term of that lease plus 3%. The net amount of rent required to be paid under that lease for that period will be the aggregate amount of rent payable by the lessee with respect to that period after excluding amounts required to he paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of any penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated. In the case of any lease under which the amount of rent is indeterminate (e.g., where rent is based on sales or profits), the net amount of rent required to be paid per year for the remaining term of the lease will be deemed to be the amount of rent paid during the fiscal year immediately proceeding the date as of which the amount is to be determined.

“Board of Directors” means the board of directors of the Issuer or any duly authorized committee of that board.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited), membership interests, units, incentive distribution rights or any similar equity right to distributions; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P and its successors or Moody’s and its successors;

(4)	commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and in each case maturing within 270 days after the date of creation;

(5)	certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada: (a) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P or “Prime-2” or better (or comparably if the rating system is changed) by Moody’s; and (b) the long-term debt obligations of which are, as at such date, rated either “A” or better (or comparably if the rating system is changed) by either S&P or Moody’s (such commercial banks, “Permitted Banks”);

(6)	eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(7)	bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

(8)	obligations of the type described in clauses (1) through (7) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Issuer or one of its Restricted Subsidiaries by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question; and

(9)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Class B Common Stock (or any successor class of common stock with comparable voting rights or in the event no such class exists, the common shares with voting rights).

“Change of Control Offer” has the meaning assigned to it in the Indenture.

“Commission” means the Securities and Exchange Commission.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Issuer and its Restricted Subsidiaries, the ratio of (a) the EBITDA of the Issuer and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Four Quarter Period”), to (b) the aggregate amount of Consolidated Fixed Charges of the Issuer and its Restricted Subsidiaries for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

(1)	the incurrence or repayment of any Indebtedness, Disqualified Stock or Preferred Stock, excluding revolving credit borrowings and repayments of revolving credit borrowings during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

(2)	any asset sales or other dispositions or acquisitions occurring during the Reference Period, as if the asset sale or acquisition occurred on the first day of the Reference Period; provided, however, that:

(a)	any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Reference Period; and

(b)	any Person that is an Unrestricted Subsidiary on the Transaction Date will be deemed to have been an Unrestricted Subsidiary at all times during the Reference Period.

Furthermore, subject to the following paragraph, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness, other than Indebtedness referred to in clause (2) below, determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

(2)	with respect to Indebtedness incurred in accordance with clause (1) of the definition of Permitted Indebtedness, only actual interest payments associated with such Indebtedness during the Four Quarter Period shall be included in the calculation; and

(3)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the period.

“Consolidated Fixed Charges” means with respect to any Person for any period, the sum, without duplication, of

(i)	Consolidated Interest Expense for such Person for such period, plus

(ii)	all cash and non-cash dividends or other distributions paid, accrued or scheduled to be paid or accrued, on any series of Preferred Stock of the Issuer during such period to any Person other than such Person or any of its Subsidiaries (excluding items eliminated in consolidation), plus

(iii)	all cash and non-cash dividends or other distributions paid, accrued or scheduled to be paid or accrued, on any series of Disqualified Stock of the Issuer during such period to any Person other than such Person or its Subsidiaries (excluding items eliminated in consolidation).

“Consolidated Interest Expense” means, for any period, the sum of, without duplication determined on a consolidated basis in accordance with GAAP:

(1)	the aggregate of cash and non-cash interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation (whether or not interest expense in accordance with GAAP): (a) any amortization or accretion of debt discount or any interest paid on Indebtedness on the Issuer in the form of additional Indebtedness, (b) any amortization of deferred financing costs, (c) the net costs under any interest or currency hedging obligations (including amortization fees), (d) all capitalized interest, (e) the interest portion of any deferred payment obligation, and (f) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptances; (g) any interest expense on Indebtedness of another Person that is Guaranteed by the Issuer or one of its Restricted Subsidiaries or secured by a Lien on the assets of the Issuer or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

(2)	the interest component of capital leases paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, for the Issuer and its Restricted Subsidiaries on a consolidated basis, the net income (or loss) of the Issuer and its Restricted Subsidiaries for that period, determined in accordance with GAAP; provided, that there shall be excluded therefrom:

(1)	net after-tax gains (or losses) from asset sales or abandonment or reserves relating thereto;

(2)	net after-tax items classified as extraordinary gains (or losses);

(3)	the net income or loss of any Person that is not a Restricted Subsidiary and which is accounted for by the equity method of accounting; provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Issuer or any Restricted Subsidiary;

(4)	the net income (but not loss) of any Restricted Subsidiary to the extent that a corresponding amount could not be distributed to the Issuer at the date of determination as a result of any restriction pursuant to such Restricted Subsidiary’s charter or by-laws or any law, regulation, agreement or judgment applicable to any such distribution;

(5)	any increase (but not decrease) in net income attributable to minority interests in any Subsidiary; and

(6)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer and its Restricted Subsidiaries less all current liabilities and all goodwill, trademarks, patents, unamortized debt discount and expense, organization or developmental expenses, and other like intangibles, all as set forth on our most recent consolidated balance sheet prepared in accordance with GAAP.

“Credit Facilities” means the Existing Credit Agreement and one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Limitation on Incurrence of Debt and Issuance of Preferred Stock”) and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” and (2) any Capital Stock issued pursuant to any plan for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable contractual, statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, for any period, for the Issuer and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Issuer and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash items, including, without limitation, stock compensation expenses and (v) other non-recurring expenses of the Issuer and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Issuer and its Restricted Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2006, and as amended and restated as of September 7, 2006, among the Issuer, as the borrower, the several lenders from time to time party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Banc of America Securities LLC, as joint lead arranger and joint book manager, J.P. Morgan Securities Inc., as joint lead arranger and joint book manager, JPMorgan Chase Bank, as documentation agent and The Bank of New York and Suntrust Bank, as co-syndication agents.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date.

“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s length free-market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $50.0 million, in good faith by any member of the senior management of the Issuer and (y) if such decision involves the determination of Fair Market Value in excess of $50.0 million, in good faith by the Board of Directors of the Issuer.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States or a successor generally accepted accounting principle (including IFRS) upon a change from GAAP to such successor principle, to the extent such change is required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Commission.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, commodity prices or other risks associated with the business or operations of such Person.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)	its liabilities for borrowed money and its redemption or other payment obligations at maturity in respect of Disqualified Stock;

(b)	its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)	all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)	the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)	any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Issuer or its Restricted Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)	an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration to the extent such consideration consists of common Capital Stock of the Issuer;

(4)	a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person who made it;

(5)	an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(6)	licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.

For purposes of the covenant described under “—Restricted Payments,” (1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Issuer) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Issue Date” means November 4, 2010.

“Lien” means any mortgage, lien, pledge, charge, security interest or other similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements). Net cash proceeds shall also include, in the case of any contribution by the Issuer of its Capital Stock to any qualified defined benefit pension plan, the market value of such Capital Stock measured as of the date of contribution.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Holders” shall mean any descendant (or any spouse thereof) of Iphigene Ochs Sulzberger (the “Family Members”) or any beneficiary or trustee (as the same may change from time to time) of a trust over 50% of the trust interests of which are held by beneficiaries who are Family Members (a “Family Trust”).

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1)	the Issuer or a Restricted Subsidiary, including through the purchase of Capital Stock of a Restricted Subsidiary;

(2)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or

(c)	transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(4)	receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)

loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Issuer or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.0 million with respect to all loans or advances or guarantees made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c)	in the form of notes payable, or stock or other securities issued by account debtors to the Issuer or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

(8)	Investments in existence on the Issue Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;

(10)	Investments received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(11)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(12)	prepayments and other credits to suppliers made in the ordinary course of business;

(13)	endorsements of negotiable instruments and documents in the ordinary course of business;

(14)	loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(15)	Investments by the Issuer or any of its Restricted Subsidiaries with the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of Investments (i) classified on the Issuer’s balance sheet as “investments in joint ventures” or (ii) consisting of minority equity interests in another Person, in each case that were existing on the Issue Date; provided that such new Investments shall be limited to assets that could be classified under the foregoing clauses (i) or (ii) of this clause (15); and

(16)	Investments by the Issuer or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (16), in an aggregate amount at the time of such Investment not to exceed $50.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, that is preferred as to the payment of distributions or dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Property” means (i) any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing or (ii) intangible assets (including but not limited to trademarks and trade names), in each case owned by the Issuer or a Significant Subsidiary, which would be reflected on the Issuer’s consolidated balance sheet prepared in accordance with GAAP and which, on the date as of which the determination is being made, exceeds five percent of the Consolidated Net Tangible Assets, but excluding all tangible property located outside the United States and excluding any property, which, in the opinion of the Issuer’s Board of Directors, is not of material importance to the total business conducted by the Issuer and its Subsidiaries, taken as a whole.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Reference Treasury Dealer” means Barclays Capital and its successors and two other primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) selected by us. If any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means any Restricted Subsidiary that, in accordance with GAAP, is consolidated with the Issuer in its consolidated financial statements and that generated seven percent or more of the revenues or held seven percent or more of the assets of the Issuer and its Restricted Subsidiaries for or at the end of our most recently completed fiscal year for which the Issuer filed an Annual Report on Form 10-K or proxy statement containing audited financial results with the SEC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders’ Equity” means the consolidated stockholders’ equity of the Issuer and its Restricted Subsidiaries, on a consolidated basis and calculated in accordance with GAAP.

“Subordinated Obligations” means any Indebtedness of the Issuer or any Guarantor which is subordinated in right of payment to the notes or the Subsidiary Guarantees, as applicable.

“Subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Issuer or by one or more of its subsidiaries, or by the Issuer and one or more of its subsidiaries, or any other entity, other than a corporation, including a limited liability company, in which the Issuer, a subsidiary of the Issuer or the Issuer and/or one or more of its other subsidiaries, has or have more than a 50% interest.

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and on the notes, executed pursuant to the provisions of the Indenture.

“Subsidiary Guarantor” means any Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and its successors and assigns.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by the Issuer or another Wholly-Owned Subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain material United States federal income tax consequences of exchanging old notes for exchange notes pursuant to the exchange offer by U.S. holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations to holders of outstanding notes or exchange notes. It applies only to a holder that acquired notes in the offering at the original issue price and that holds its notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address the tax consequences to subsequent purchasers of the outstanding notes or the exchange notes. This section does not apply to a holder that is subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a financial institution;

•	an insurance company;

•	a partnership or other pass-through entity or an investor in such entities;

•	a tax-exempt organization;

•	a person subject to alternative minimum tax;

•	a person subject to the unearned income Medicare contribution tax;

•	a person that owns notes as part of a straddle, constructive sale, wash sale, conversion transaction or other integrated transaction for tax purposes or as part of a hedge or a synthetic security;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	certain U.S. expatriates; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings, administrative positions and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this section and there can be no assurance that the IRS will not challenge such statements and conclusions or that any such challenge will not be sustained by a court.

This section is provided for general informational purposes only and is not intended to be tax advice. Holders should consult their own tax advisors concerning the consequences of purchasing, owning and disposing of these notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

For purposes of the following discussion, a U.S. holder is a beneficial owner of a note that is treated for U.S. federal income tax purposes as:

•	a citizen or individual resident of the U.S.;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, l996 and has elected to continue to be treated as a U.S. person.

Exchange Offer

The exchange of the notes for otherwise identical debt securities registered under the Securities Act will not constitute a taxable exchange for U.S. holders. See “The Exchange Offer.” Consequently, (a) a U.S. holder will not recognize a taxable gain or loss as a result of the exchange; (b) the holding period of the notes received will include the holding period of the notes exchanged therefore; and (c) the adjusted tax basis of the notes received will be the same as the adjusted tax basis of the notes exchanged therefore immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker–dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker–dealer in connection with resales of exchange notes received in exchange for the old notes where such old notes were acquired as a result of market–making or other trading activities. To the extent any such broker–dealer participates in the exchange offer, we have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to such broker–dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker–dealer may reasonably request. In addition, until                     , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker–dealers. Exchange notes received by broker–dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over–the–counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker–dealer or the purchasers of any such exchange notes. Any broker–dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker–dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley and Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker–dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of The New York Times Company appearing in The New York Times Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2010 (including the schedule appearing therein), and the effectiveness of The New York Times Company’s internal control over financial reporting as of December 26, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016

For

$225,000,000 aggregate principal amount of 6.625% Senior Notes due 2016 registered under the Securities Act of 1933, as amended

PROSPECTUS

Until                    , 2011, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to the New York Business Corporation Law, The New York Times Company (the “Registrant”) has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the Registrant.

Pursuant to Article Ninth of its amended and restated certificate of incorporation, no director of the Registrant shall be personally liable to the Registrant or its stockholders for damages for any breach of duty as a director; provided that Article Ninth shall neither eliminate nor limit liability: (a) if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts of misconduct violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of Article Ninth. Any repeal of or modification to the provisions of Article Ninth shall not adversely affect any right or protection of a director of the Registrant existing pursuant to Article Ninth immediately prior to such repeal or modification.

Under the Registrant’s by-laws, any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the Registrant, or served any other corporation or entity of any type or kind, domestic or foreign, in any capacity, at the request of the Registrant, shall be indemnified against judgments, fines, amounts paid in settlement, taxes or penalties and expenses, including attorneys’ fees, to the full extent permitted by law; provided that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The Registrant’s by-laws provide that such right to indemnification is not intended to limit any right to indemnification to which any officer or director would be entitled by law in the absence of such by-law provision, nor shall it be deemed exclusive of any other rights such a person may have under law, any provision of its certificate of incorporation or by-laws, any agreement approved by the Registrant’s board of directors, or a resolution of stockholders or directors.

The Registrant maintains directors’ and officers’ liability insurance which insures against liabilities that directors, or officers of the Registrant may incur in such capacities.

Item 21.	Exhibits and Financial Schedules.

(a)	Exhibits.

Reference is made to the Exhibit Index included herewith which is incorporated by reference.

(b)	Financial Statement Schedules.

All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this registration statement and prospectus.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(f)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 22, 2011.

THE NEW YORK TIMES COMPANY

By:	/S/ KENNETH A. RICHIERI
Kenneth A. Richieri Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kenneth A. Richieri, James M. Follo and Diane Brayton, and each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and any other registration statement for the same offering filed under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 22, 2011.

Signature	Title

/S/ ARTHUR SULZBERGER, JR. Arthur Sulzberger, Jr.	Chairman and Director

/S/ JANET L. ROBINSON Janet L. Robinson	Chief Executive Officer, President and Director (principal executive officer)

/S/ JAMES M. FOLLO James M. Follo	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ R. ANTHONY BENTEN R. Anthony Benten	Senior Vice President, Finance and Corporate Controller (principal accounting officer)

/S/ MICHAEL GOLDEN Michael Golden	Vice Chairman and Director

/S/ RAUL E. CESAN Raul E. Cesan	Director

Signature	Title

/S/ ROBERT E. DENHAM Robert E. Denham	Director

/S/ LYNN G. DOLNICK Lynn G. Dolnick	Director

/S/ CAROLYN D. GREENSPON Carolyn D. Greenspon	Director

/S/ JAMES A. KOHLBERG James A. Kohlberg	Director

/S/ DAWN G. LEPORE Dawn G. Lepore	Director

/S/ DAVID E. LIDDLE David E. Liddle	Director

/S/ ELLEN R. MARRAM Ellen R. Marram	Director

/S/ THOMAS MIDDELHOFF Thomas Middelhoff	Director

/S/ DOREEN A. TOBEN Doreen A. Toben	Director

EXHIBIT INDEX

The following exhibits are included or incorporated by reference in this registration statement on Form S-4:

Exhibit Number	Description of Exhibits

3.1	Certificate of Incorporation, as amended and restated (filed as an exhibit to the Registrant’s Form 10-Q, dated August 9, 2007, and incorporated by reference herein)

3.2	By-laws, as amended through November 19, 2009 (filed as an exhibit to the Registrant’s Form 8-K, dated November 20, 2009, and incorporated by reference herein)

4.1	Indenture, dated as of November 4, 2010, by and between The New York Times Company and Wells Fargo Bank, National Association, as Trustee (filed as an exhibit to the Registrant’s Form 8-K, dated November 4, 2010, and incorporated by reference herein)

4.2	Form of 6.625% Senior Notes due 2016 (included as Exhibit A to Exhibit 4.1 above)

4.3	Registration Rights Agreement, dated as of November 4, 2010, by and between The New York Times Company and Barclays Capital Inc. (filed as an exhibit to the Registrant’s Form 8-K, dated November 4, 2010, and incorporated by reference herein)

5	Opinion of Morgan, Lewis & Bockius LLP

12	Statement regarding computation of consolidated ratio of earnings to fixed charges (filed as an exhibit to the Registrant’s annual report on Form 10-K for the fiscal year ended December 26, 2010, and incorporated by reference herein)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5)

24	Powers of Attorney (included on the signature pages to this registration statement)

25	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association, as trustee under the Indenture for The New York Times Company’s 6.625% Senior Notes due 2016

99.1	Form of Letter of Transmittal

99.2	Form of Notice for Guaranteed Delivery

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to their Clients